CTB International Corp. and Subsidiaries
            Diluted Net Income Per Common and Common Equivalent Share
                   Three Months Ended March 31, 2000 and 1999
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                                    Exhibit 11


                                                        Three Months Ended
                                                            March 31,
                                                    -------------------------
                                                     2000               1999
                                                     ----               ----
ACTUAL

Net Income                                       $  2,248           $    329

Average number of common
   shares outstanding                              11,263             12,106

Common equivalent shares
   stock Options                                      216                224

Total average common and common
   equivalent shares outstanding                   11,479             12,330

Net income per common and common
   equivalent share                              $   0.20           $   0.03